EXHIBIT 12.1

March 11, 2026

Masterworks Vault 2, LLC

1 World Trade Center, 57th Floor,

New York, New York 10007

Re: Masterworks Vault 2, LLC Offering Statement on Form 1-A

Ladies and Gentlemen:

I have acted as counsel to Masterworks Vault 2, LLC, a Delaware series limited liability company (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of a offering statement on Form 1-A (the “Offering Statement”) under Regulation A of the Securities Act of 1933, as amended. The Offering Statement includes offerings of various series of membership interests (each a “Series”), a series designation (each, a “Series Designation” and, collectively, the “Series Designations”) for each of which will be in the form filed with the Offering Statement and attached to the Amended and Restated Limited Liability Company Agreement of the Company (as amended, the “Company Operating Agreement”), prior to the issuance thereof.

The Offering Statement relates, among other things, to the proposed issuance and sale by the Company (the “Offering”) of the membership interests of a Series in the form of Class A ordinary shares, for a purchase price of $20.00 per share, as designated on Schedule A to this opinion letter (the “Shares”), as further described in the Offering Statement.

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with rendering this opinion, I have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as I have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, I have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to me as conformed or reproduction copies.

I have reviewed: (a) the certificate of formation of the Company; (b) the operating agreement of the Company; (c) the form of series designation; (d) the offering circular; (e) the form of subscription agreement; and (f) such other corporate documents, records, papers and certificates as I have deemed necessary for the purposes of the opinions expressed herein.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, I am of the opinion that the Shares, when issued and delivered in the manner and/or the terms described in the Offering Statement as filed (after it is declared qualified), will be validly issued, fully paid and non-assessable.

I express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware and (b) the federal laws of the United States. I express no opinion as to laws of any other jurisdiction. I assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to my name under the caption “Legal Matters” in the Offering Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Joshua B. Goldstein
Name:	Joshua B. Goldstein
Title:	General Counsel

SCHEDULE A

Series of Masterworks Vault 2, LLC

Series	Maximum Class A Shares
Series 528	77,100